Exhibit 99

NYSE: MMP

Date:	July 27, 2004

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Operating Profit

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today announced record quarterly operating profit of $43.5 million for second-quarter 2004 compared to $28.1 million for second-quarter 2003, representing a 55 percent increase.

“Our petroleum products pipeline system generated its best financial performance ever primarily due to high transportation volumes and strong refined products management activities,” said Don Wellendorf, chief executive officer. “In addition, our petroleum terminals segment benefited from an acquisition earlier this year and from increased throughput at our inland terminals.”

Results for both periods include transition costs related to Williams’ sale of its interest in the partnership and reimbursable general and administrative (G&A) costs. Excluding these items, operating profit would have been $46.2 million during second-quarter 2004 and $36.7 million during second-quarter 2003. A reconciliation of reported results to operating profit excluding transition costs and reimbursable G&A charges accompanies this release.

Net income reported for second-quarter 2004 was $18.5 million, which included $16.7 million of net refinancing costs associated with the partnership’s May 2004 debt refinancing plan. The refinancing resulted in reduced interest rates and improved flexibility for future financings by eliminating secured debt. As denoted on the accompanying schedule, net income excluding the refinancing costs, transition costs and reimbursable G&A was $37.9 million during second-quarter 2004 compared to $27.5 million for the comparable period in 2003.

An analysis of quarter-to-quarter variances by segment is provided below based on operating margin, a financial measure that reflects operating profit before G&A expenses and depreciation:

Petroleum products pipeline system. Pipeline operating margin was $49.4 million, an increase of $9.0 million. The current quarter benefited from higher diesel and aviation fuel transportation volumes due to increased market demand resulting from the improving U.S. economy. The current quarter also benefited from the acquisition of the refined products management business in July 2003. Operating expenses increased slightly between periods primarily due to less favorable product loss allowances and additional spending for system integrity.

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Petroleum products terminals. Terminals operating margin was $15.1 million, an increase of $4.4 million. The 2004 period benefited from profits related to the partnership’s acquisition of ownership interests in 14 inland terminals in January 2004 and increased throughput at its other inland terminals. The increase in inland terminal throughput was due to the impact of the improving economy coupled with increased demand for the partnership’s inventory management services. In addition, higher rates at the marine terminals and increased ancillary revenues contributed to the positive variance.

Ammonia pipeline system. Ammonia operating margin was $1.5 million, a decrease of $0.8 million. The decrease primarily related to lower transportation volumes during the current year resulting from maintenance work at a customer’s ammonia facility that reduced production and thus shipments on the pipeline.

G&A expenses decreased $3.0 million in the current quarter primarily due to $4.9 million of transition expenses during the comparable 2003 period. Partially offsetting this reduction was a $2.3 million increase in reimbursable G&A. The partnership’s ongoing cash G&A expenses are capped under an agreement with the owner of the partnership’s general partner. Expenses above the established level are reimbursed by the owner of the general partner. Therefore, these costs do not impact the partnership’s cash generation or its limited partner earnings per unit.

Reported diluted earnings per limited partner unit were 63 cents during second-quarter 2004 compared to 75 cents during 2003. Excluding the refinancing costs, transition costs and reimbursable G&A, diluted earnings per limited partner unit were $1.14 during second-quarter 2004 compared to 99 cents during 2003. Analyst expectations for the current quarter averaged $1.05 per unit excluding these items.

Management currently expects earnings for third-quarter 2004 to be approximately 85 cents per unit and is increasing its earnings guidance excluding refinancing costs, transition costs and reimbursable G&A to between $3.75 and $3.80 per limited partner unit for the full year. These items are expected to impact the full year by approximately 50 cents per unit. Therefore, management currently expects reported earnings per limited partner unit including these items to be between $3.25 and $3.30 per unit. The current guidance incorporates the income allocation between limited partner and general partner interests associated with attaining the partnership’s goal of increasing cash distributions by 10 percent on an annual basis.

The partnership previously announced its intention to purchase a 2,000-mile refined products pipeline system from Shell Oil Products US. Because the partnership anticipates consummating this acquisition later this year, operating results from the transaction are not expected to materially impact 2004 earnings per unit. As announced previously, the transaction is expected to be immediately accretive to cash available for distributions to the partnership’s limited partners by at least 15 cents per limited partner unit on an annual basis.

An analyst call with management regarding second-quarter 2004 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 361-0912 and provide code 244576. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

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Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on August 3. To access the replay, dial (888) 203-1112 and provide code 244576. The replay also will be available at http://www.magellanlp.com.

This news release includes a discussion of operating profit excluding transition costs and reimbursable G&A, net income excluding refinancing costs, transition costs and reimbursable G&A and earnings per limited partner unit excluding refinancing costs, transition costs and reimbursable G&A. A reconciliation of these items to their nearest comparable GAAP measure is included in this release. Management believes that investors benefit from this information when comparing period-to-period operating results.

This news release also includes a discussion of operating margin, which is considered to be a non-GAAP measure that reflects operating profit before G&A expenses and depreciation. A reconciliation of operating margin to operating profit accompanies this release.

Management believes that investors benefit from having access to the same financial measures being utilized by the company. Operating margin is an important performance measure used by management to evaluate the economic success of the partnership’s core operations. Operating profit, alternatively, includes expense items such as depreciation and G&A costs that management does not consider when evaluating the core profitability of an operation.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Transportation and terminals revenues:
Third party	$90,845	$103,699	$170,308	$192,629
Affiliate	4,871	—	13,122	—
Product sales revenues:
Third party	11,472	38,521	43,420	82,735
Affiliate	737	—	790	—

Total revenues	107,925	142,220	227,640	275,364
Costs and expenses:
Operating	42,350	42,911	75,709	79,911
Environmental	154	18,123	1,951	42,328
Environmental reimbursements	(72)	(17,909)	(1,258)	(41,324)
Product purchases	12,033	32,382	39,851	70,881
Depreciation and amortization	8,883	9,822	18,262	19,344
Affiliate general and administrative	16,485	13,507	26,923	26,394

Total costs and expenses	79,833	98,836	161,438	197,534
Equity earnings	—	148	—	268

Operating profit	28,092	43,532	66,202	78,098
Interest expense	8,499	8,704	17,530	17,219
Interest income	(28)	(1,000)	(554)	(1,446)
Debt prepayment premium	—	12,666	—	12,666
Write-off of unamortized debt placement costs	—	5,002	—	5,002
Debt placement fee amortization	762	656	1,309	1,338
Gain on derivative	—	(953)	—	(953)

Net income	$18,859	$18,457	$47,917	$44,272

Allocation of net income:
Limited partners’ interest	$20,498	$17,465	$47,506	$41,339
General partner’s interest	(1,639)	992	411	2,933

Net income	$18,859	$18,457	$47,917	$44,272

Basic net income per limited partner unit	$0.75	$0.63	$1.75	$1.50

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	27,190	27,797	27,190	27,595

Diluted net income per limited partner unit	$0.75	$0.63	$1.74	$1.50

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	27,190	27,860	27,254	27,649

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Petroleum products pipeline system:
Transportation revenue per barrel shipped (cents per barrel)	99.7	100.2	98.9	99.1

Transportation barrels shipped (million barrels)	59.0	63.2	111.7	115.4

Barrel miles (billions)	17.5	17.2	33.3	32.1

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	15.6	15.6	15.7	15.6

Marine terminal throughput (million barrels)	5.4	5.7	10.4	11.2

Inland terminal throughput (million barrels)	15.6	26.1	28.3	46.6

Ammonia pipeline system:
Volume shipped (thousand tons)	189	162	236	381

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGINS

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Petroleum products pipeline system:
Transportation and terminals revenues (1)	$72,339	$77,889	$137,066	$142,525
Less: Operating expenses (2)	(32,120)	(33,557)	(56,662)	(62,013)
Environmental expenses	(13)	(14,549)	(1,810)	(38,437)
Add: Environmental expense reimbursement	—	14,469	1,099	37,573

Transportation and terminals margin	40,206	44,252	79,693	79,648

Product sales revenues	11,763	36,068	40,904	78,253
Less: Product purchases	(11,588)	(31,083)	(39,014)	(68,458)

Product margin	175	4,985	1,890	9,795
Add: Equity earnings	—	148	—	268

Operating margin	$40,381	$49,385	$81,583	$89,711

Petroleum products terminals:
Transportation and terminals revenues (1)	$19,903	$22,978	$41,279	$43,813
Less: Operating expenses (2)	(9,151)	(8,996)	(16,828)	(17,355)
Environmental expenses	102	(2,689)	102	(2,839)
Add: Environmental expense reimbursement	(132)	2,689	(132)	2,839

Transportation and terminals margin	10,722	13,982	24,421	26,458

Product sales revenues	446	2,453	3,306	4,482
Less: Product purchases	(445)	(1,299)	(837)	(2,423)

Product margin	1	1,154	2,469	2,059

Operating margin	$10,723	$15,136	$26,890	$28,517

Ammonia pipeline system:
Total revenues (1)	$3,474	$2,985	$5,085	$6,585
Less: Operating expenses (2)	(1,079)	(1,304)	(2,219)	(2,285)
Environmental expenses	(243)	(885)	(243)	(1,052)
Add: Environmental expense reimbursement	204	751	291	912

Operating margin	$2,356	$1,547	$2,914	$4,160

Segment operating margin	$53,460	$66,068	$111,387	$122,388
Add: Allocated corporate depreciation costs	—	793	—	1,448

Total operating margin	53,460	66,861	111,387	123,836

Less: Depreciation and amortization	(8,883)	(9,822)	(18,262)	(19,344)
Affiliate general and administrative	(16,485)	(13,507)	(26,923)	(26,394)

Total operating profit	$28,092	$43,532	$66,202	$78,098

(1)	Consolidated transportation and terminals revenues for the three months ended June 30, 2004 were $103,699, which consisted of segment revenues of $103,852 less intercompany eliminations of $153. Consolidated transportation and terminals revenues for the six months ended June 30, 2004 were $192,629, which consisted of segment revenues of $192,923 less intercompany eliminations of $294.
(2)	Consolidated operating expenses for the three months ended June 30, 2004 were $42,911 and consist of segment operating expenses of $43,857 less intercompany operating expense eliminations of $153 and depreciation allocations of $793. Consolidated operating expenses for the six months ended June 30, 2004 were $79,911 and consist of segment operating expenses of $81,653 less intercompany operating expense eliminations of $294 and depreciation allocations of $1,448.

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING PROFIT RECONCILIATION

EXCLUDING TRANSITION COSTS AND REIMBURSABLE G&A

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Operating Profit Reconciliation:
Operating profit, as reported	$28.1	$43.5	$66.2	$78.1

Items impacting earnings per unit:
Transition costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	2.5	—	2.5	—
Petroleum products terminals	1.0	—	1.0	—

Total operating transition costs	3.5	—	3.5	—
General and administrative (G&A):
Incentive compensation early vesting	2.9	—	2.9	—
Separation from Williams	0.6		0.6

Total G&A transition costs	3.5	—	3.5	—

Total items impacting earnings per unit	7.0	—	7.0	—

Items not impacting earnings per unit:
G&A transition costs	—	0.2	—	0.8
G&A paid-time-off benefits	1.4	—	1.4	—
Reimbursable G&A	0.2	2.5	0.2	3.6

Total items not impacting earnings per unit	1.6	2.7	1.6	4.4

Operating profit excluding transition costs and reimbursable G&A	$36.7	$46.2	$74.8	$82.5

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME AND DILUTED EARNINGS PER UNIT RECONCILIATION

EXCLUDING REFINANCING COSTS, TRANSITION COSTS AND REIMBURSABLE G&A

(In millions, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net Income Reconciliation:
Net income, as reported	$18.9	$18.5	$47.9	$44.3

Diluted earnings per unit, as reported	$0.75	$0.63	$1.74	$1.50

Items impacting earnings per unit:
Transition costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	2.5	—	2.5	—
Petroleum products terminals	1.0	—	1.0	—

Total operating transition costs	3.5	—	3.5	—
G&A expenses:
Incentive compensation early vesting	2.9	—	2.9	—
Separation from Williams	0.6		0.6

Total G&A transition costs	3.5	—	3.5	—

Total transition costs impacting earnings per unit	7.0	—	7.0	—
Refinancing costs:
Debt prepayment premium	—	12.7	—	12.7
Write-off of unamortized debt placement Costs	—	5.0	—	5.0
Gain on derivative	—	(1.0)	—	(1.0)

Total refinancing costs	—	16.7	—	16.7

Total items impacting earnings per unit	7.0	16.7	7.0	16.7

Items not impacting earnings per unit:
G&A transition costs	—	0.2	—	0.8
G&A paid-time-off benefits	1.4	—	1.4	—
Reimbursable G&A	0.2	2.5	0.2	3.6

Total items not impacting earnings per unit	1.6	2.7	1.6	4.4

Net income excluding refinancing costs, transition costs and reimbursable G&A	$27.5	$37.9	$56.5	$65.4

Diluted earnings per unit excluding refinancing costs, transition costs and reimbursable G&A	$0.99	$1.14	$1.98	$2.01